[AVNET]

January 31, 2002

Avnet, Inc. Chairman Speaking at the Goldman Sachs
“Technology Investment Symposium"

Roy Vallee, chairman and CEO of Avnet, Inc. (NYSE:AVT) will be speaking at the Goldman Sachs “Technology Investment Symposium” on Monday, February 4th, 2002 in Palm Springs CA. Mr. Vallee will begin his presentation at 4:00pm PST time (7:00 pm Eastern Time).

If you are interested in listening to Mr. Vallee’s remarks, an audio broadcast of the meeting will be available on the Investor Relations homepage of the Avnet, Inc. web site, http://www.avnet.com/corporate/investors/calendar.html. A replay will be archived on the Investor Relations home page of the Company’s web site http://www.avnet.com.

Management of Avnet, Inc. may, from time to time, comment on expectations relative to Avnet’s future financial performance during discussions with investors, the media, investment analysts, and others. To the extent management’s expectations differ during those discussions from the comments made by management, such new expectations will be posted on the Investor Relations home page of Avnet’s web site.

If you have any questions, please contact Becky McMaster at 480-643-7294 or by e-mail at becky.mcmaster@avnet.com

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at .